Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE WESTERN DISTRICT OF ARKANSAS

FAYETTEVILLE DIVISION

IN RE:	MIDWEST CABLE COMMUNICATIONS	CASE NO. 5:03-75126
	OF ARKANSAS, INC., et al., Debtors-in-Possession	Jointly Administered

ORDER CONFIRMING JOINT PLAN OF

REORGANIZATION AND GRANTING DEBTORS’ MOTION TO

SUBSTANTIVELY CONSOLIDATE BANKRUPTCY CASES

THIS MATTER came before the Court on September 10, 2004 at 9:00 a.m. (the “Confirmation Hearing”) upon the (i) Joint Plan of Reorganization (the “Plan”)1 proposed by Midwest Cable Communications of Arkansas, Inc. (“Midwest”) and Centra Industries, Inc. (“Centra”) (collectively, the “Debtors”) and (ii) Debtors’ Motion to Substantively Consolidate Bankruptcy Cases Nunc Pro Tunc to the Petition Date and Incorporated Memorandum of Law (the “Motion to Substantively Consolidate”).

In connection with the confirmation of the Plan, the Court reviewed and considered the Summary of Balloting on Plan (the “Ballot Summary). The Court also: (i) considered the record in these bankruptcy cases; (ii) heard arguments of counsel and (iii) heard both live testimony and the proffer of evidence by counsel. The Court also considered the following objections: (i) Objection to Confirmation filed by DaimlerChrysler Services North America LLC (the “DCS Objection”); (ii) Objection to Confirmation of Plan filed by Regions Bank (the “Regions Objection”); (iii) Objection to Confirmation of Plan filed by First Security Bank of Northwest Arkansas (the “FSB Objection”); (iv) Objection to Confirmation of Chapter 11 Joint Plan of Reorganization filed by the United States

1	Unless otherwise defined herein, all capitalized terms used in this Order shall have the meanings ascribed to them in the Plan.

of America, on behalf of its agency, the Internal Revenue Service (the “IRS Objection”); (v) Objection to Confirmation of the Joint Plan of Reorganization filed by the Missouri Department of Revenue (the “MDOR Objection”) and (vi) Arkansas DF&A Objection to Confirmation of Chapter 11 Joint Plan of Reorganization (the “ADF&A Objection”) (collectively, the “Objections”). Counsel for the Debtors advised the Court that each of the Objections have been resolved in the manner provided for by this Order.

In connection with the Motion to Substantively Consolidate, the Court (i) considered the record in these cases; (ii) heard arguments of counsel; (iii) heard testimony of Edwin Brenner, the Chief Restructuring Officer of the Debtors and (iv) was advised that the Office of the United States Trustee had no objection to the relief requested.

Findings of Fact/Conclusions of Law

Based upon the above and otherwise being fully advised in the premises, the Court hereby makes the following findings of fact and conclusions of law:

1. Adequate and sufficient notice of the Confirmation Hearing for the Plan and the deadline for filing objections to the confirmation of the Plan was provided to all creditors and parties in interest in these cases;

2. Adequate and sufficient notice of the Motion to Substantively Consolidate was provided to all creditors and parties in interest in these cases;

3. The Court has jurisdiction over these matters pursuant to sections 105, 363, 1123, 1128 and 1129 of Title 11 of the United States Code (the “Bankruptcy Code”); sections 157(a), (b)(1) and (b)(2)(L), 1134(a) and (b) of Title 28 of the United States Code; and other various applicable provisions of the Bankruptcy Code and Bankruptcy Rules;

4. Venue is proper before this Court pursuant to sections 1408 and 1409(a) of Title 28 of the United States Code;

5. The Plan was transmitted to all creditors entitled to vote;

6. The Ballot Summary reflects that Class 9, General Unsecured Claims, accepted the Plan with 95% of total dollar amount and 76% in number of allowed claims in such class;

7. The Plan complies with all applicable provisions of the Bankruptcy Code, including sections 1129(a) and (b) of the Bankruptcy Code with respect to all Classes of Claims and Interests under the Plan;

8. The Debtors, as co-plan proponents, comply with all applicable provisions of the Bankruptcy Code;

9. The Plan has been proposed and submitted to all creditors and equity security holders in good faith and not by any means forbidden by law;

10. Any payment made or to be made by the Debtors for services or for costs and expenses in connection with these cases, or in connection with the Plan and incident to these cases, has been approved by, or is subject to approval of, the Court as reasonable;

11. The Debtors have disclosed the identity and affiliation of any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of the Reorganized Debtor;

12. The Debtors are not aware of any government regulatory commission with jurisdiction over the rates of the Debtors;

13. With respect to each impaired Class of Claims or Interests, each holder of a Claim or Interest has accepted the Plan, or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date;

14. With the exception of Class 4(A), which is comprised of only the secured claim of Union Planters Bank, N.A. (“UPB”) each class of Claims either accepted the Plan or such class is not impaired under the Plan;

15. The Plan does not discriminate unfairly, is fair and equitable and otherwise complies with all of the provisions of section 1129(b) of the Bankruptcy Code with respect to each Class of Claims or Interests that is impaired under the Plan;

16. The Plan provides for the payment of all priority claims as defined by section 507(a)(8) in the manner required by section 1129(a)(9), unless the holder of such claim has agreed to different treatment as described herein;

17. At least one class of claims that is impaired under the Plan has accepted the Plan, as determined without including the acceptance of the Plan by any insider as such term is defined by section 101(31) of the Bankruptcy Code;

18. Confirmation of the Plan is not likely to followed by liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors under the Plan;

19. All fees payable under section 1930 of Title 28 shall be paid when due by the Debtors both prior to and after the Confirmation Date until the case is closed, dismissed or converted;

20. Confirmation of the Plan is in the best interests of the Debtors, all creditors, all holders of Interests and all other parties in interest;

21. The value of the collateral securing the debt in favor of UPB is less than the total outstanding debt in favor of UPB as of the Petition Date. As a result, UPB is not entitled to collect interest, fees or expenses from the Petition Date to the Confirmation Date.

22. Substantive consolidation of the Debtors is justified, required for implementation of the Plan, and is in the best interest of creditors.

THEREFORE, BASED UPON THE FOREGOING, the Court ORDERS AND ADJUDGES as follows:

1.	The Plan is CONFIRMED as set forth herein.

2.	The DCS Objection, the Regions Objection, the FSB Objection, the MDOR Objection, the ADF&A Objection and the IRS Objection are each WITHDRAWN in favor of the resolutions provided herein.

3.	The Motion to Substantively Consolidate is GRANTED, effective as of the Confirmation Hearing.

4.	The bankruptcy estates of the Debtors shall be substantively consolidated with and into Midwest for all purposes and administered under lead Case No. 03-75126-11.

5.	DCS shall retain its lien position on all collateral securing the original obligations of the Debtors. The Reorganized Debtor shall continue to make payments to DCS in accordance with the terms of this Court’s order approving adequate protection payments to DCS dated October 17, 2003 and hereby incorporates by reference paragraph 8 of such order.

6.	FSB shall retain its lien position on all collateral securing the original obligations of the Debtors. The Reorganized Debtor shall continue to make payments to FSB in accordance with the terms of this Court’s orders approving adequate protection payments to FSB and such payments shall continue post-confirmation.

7.

The Reorganized Debtor shall continue making payments to Regions on account of all unpaid notes and leases in accordance with their contract terms until paid in full. With respect to the Regions promissory note referred to as “Note No 001,” the

Reorganized Debtor shall amortize the remaining principal balance over 48 months at 6% interest. The first payment shall be due on or before the Effective Date, and each subsequent monthly payment thereafter shall be due on the same day of each month until the note is paid in full. Regions shall retain its lien position on all collateral securing the original obligations of the Debtors, as more fully contained in the original security agreements and notes.

8.	With respect to MDOR, the Reorganized Debtor shall make the initial payment for any Allowed Unsecured Priority Tax Claims on or before the Effective Date, and each subsequent payment thereafter on the first day of each three month (quarterly) period following the Effective Date at the rate of 6% over a period not exceeding six (6) years after the assessment of the tax, unless special or unusual circumstances exist.

9.	ADF&A filed three proofs of claim: Claim No. 145, which was amended by Claim No. 290 against Midwest (the “ADF&A Midwest Claim”) and Claim No. 221 against Centra (the “ADF&A Centra Claim”).

The ADF&A Centra Claim

10.	Subject to the Debtors’ right to object, ADF&A shall hold an Allowed Unsecured Priority Tax Claim in the amount of $40,460.66 (which shall accrue post-petition interest at the rate of 6% per annum) and an Allowed General Unsecured Claim in the amount of $12,423.92. To comply with section 1129(a)(9)(C) of the Bankruptcy Code, payment in full of the Allowed Unsecured Priority Tax Claim must occur no later than 64 months from November 1, 2004 (February 3, 2010). Therefore, the Allowed Unsecured Priority Tax Claim shall be paid in 64 installments of $730, with the first payment due on or before the 30th day following the Effective Date, and each subsequent monthly payment thereafter shall be due on the same day of each month until the debt is paid in full.

The ADF&A Midwest Claim

11.	Subject to the Debtors’ right to object, ADF&A shall hold an Allowed Administrative Expense Claim in the amount of $24,154.02, an Allowed Unsecured Priority Tax Claim in the amount of $68,731.78 (which shall accrue post-petition interest at 6% per annum) and an Allowed General Unsecured Claim in the amount of $20,152.65. To comply with section 1129(a)(9)(C) of the Bankruptcy Code, payment in full of the Allowed Unsecured Priority Tax Claim must occur no later than 58 months from November 1, 2004 (August 7, 2009). The first payment of this Allowed Unsecured Priority Tax Claim shall be due on or before the 30th day following the Effective Date, and each subsequent monthly payment thereafter shall be due on the same day of each month until paid in full in compliance with the Bankruptcy Code. The amount of each payment shall be calculated by the parties prior to the first payment due date.

12.	With the exception of tax liability relating to June 2003, the ADF&A Midwest Claim is based upon estimates. The Reorganized Debtor shall file the following tax returns with ADF&A by October 19, 2004, unless such date is extended by agreement of the parties or order of the Court (the “ADF&A Filing Deadline”): Withholding tax returns accruing under FEIN 71-0719053 for November 2002 through December 2002 and January 2004, plus all delinquent corporate income tax returns and amended tax returns, if appropriate, for the Debtors. From the date such returns are filed, ADF&A shall have 90 days within which to examine the returns and shall file an amended ADF&A Midwest Claim (the “ADF&A Amended Claim Bar Date”). The Debtors shall have 30 days from the ADF&A Amended Claim Bar Date within which to object to the amended proof of claim.

13.	With respect to ADF&A’s Allowed Administrative Expense Claim, unless the Debtors (i) file tax returns for the periods covered by the Allowed Administrative Expense Claim by the ADF&A Filing Deadline and (ii) thereafter file objections to the Allowed Administrative Expense Claim based upon such returns, ADF&A’s Administrative Expense Claim shall be deemed allowed and the Reorganized Debtor shall pay ADF&A the amount of its Allowed Administrative Expense Claim in full on or before the 30th day following the Effective Date.

14.	The ADF&A Centra Claim and the ADF&A Midwest Claim are conditionally Allowed Claims; therefore, the Debtors reserve their rights to object to such claims if tax returns or amended tax returns so justify. Upon resolution of any such objection, the Debtors’ payments calculated pursuant to the ADF&A Centra Claim and/or the ADF&A Midwest Claim will be adjusted accordingly, after full credit is extended for payments made as of the date of any Order of the Court resolving such objection.

15.	The Reorganized Debtor shall submit all delinquent and amended tax returns filed pursuant to this Order on behalf of the Debtors, all plan payments, post-confirmation tax reports relating to the Debtors (not the Reorganized Debtor) and payments related thereto to the following address: Arkansas DF&A, Bankruptcy Section, and P.O. Box 1272, Little Rock, AR 72203.

16.	In the event the Reorganized Debtor defaults in its obligations to ADF&A arising under the Plan or this Order with respect to the Debtors, as more identified by specifically FEIN Numbers 71-0719053 and 71-0861848 (which default may include the failure to file the required returns by the ADF&A Filing Deadline or to make a monthly installment when due), the Court will retain jurisdiction to provide ADF&A with a remedy which is appropriate under the circumstances.

17.	Notwithstanding any provision in the confirmed Plan to the contrary, or any amendment thereto, nothing shall impair ADF&A’s right of recoupment or set-off against refunds due the Debtors or Debtors-in-Possession (but not the Reorganized Debtor) with respect to FEIN Numbers 71-0719053 and 71-0861848 or ADF&A’s right to pursue third parties who may be liable for the tax debts set forth in the proofs of claim filed by ADF&A.

18.	The Debtors shall file all remaining delinquent tax returns owed to the IRS (the “Delinquent IRS Returns”) within two weeks from the date upon which the IRS furnishes the Debtors with copies of the Debtors’ Form 1120 U.S. Income Tax Return for Corporations, for tax years 2000 and 2001 (the “IRS Filing Deadline”).

19.	The IRS shall file amended proof(s) of claim within seven days after the Debtors file the Delinquent IRS Returns (the “IRS Amended Claim”). The Debtors reserve their rights to object to the IRS Amended Claim and the IRS reserves its audit rights. Pending the filing of the IRS Amended Claim, the Debtors’ withdraw their objection to the claims filed by the IRS, without prejudice.

20.	In the event the Reorganized Debtor defaults in its obligations to the IRS arising under the Plan or this Order with respect to the Debtors, as more specifically identified by FEIN Numbers 71-0719053 and 71-0861848 (which default may include the failure to (i) file the required delinquent returns of the Debtors by the IRS Filing Deadline, (ii) file the presently due returns of the Debtors, or (iii) to make a monthly installment when due), the Court will retain jurisdiction to provide the IRS with a remedy which is appropriate under the circumstances.

21.	The Allowed Unsecured Priority Tax Claim of the IRS shall be paid quarterly in advance within 6 years of the date of assessment at the rate of 5% interest per annum.

22.	The discharge of any debt owed to the IRS under the Plan shall not be effective until the federal taxes provided for under the Plan have been paid in full.

23.	Nothing contained in the Plan or this Order shall abridge, modify or impair the rights of any party-in-interest to pursue claims against third parties (specifically, officers and directors of the Debtors) which are otherwise permitted by either contract (for instance, a guaranty) or statute.

24.	Pursuant to section 506(a) of the Bankruptcy Code, the Secured Claim of UPB shall be fixed at $205,150, less the total of any amounts paid to UPB since the Petition Date (the “UPB Claim”), and treated in accordance with Class 4(C) of the Plan. The first payment shall be due on or before the 30th day following the Effective Date, and each subsequent monthly payment thereafter shall be due on that same day of the month until the debt is paid in full. UPB shall retain its lien position on all collateral securing the original obligations of the Debtors.

25.	Class 4(D) of the Plan is modified to extend the deadline by which the Debtors shall surrender to Creditors holding Allowed Secured Equipment Finance Claims all Abandoned Property securing such Claims in full and complete satisfaction, release and discharge of such Secured Claims until the 30th day following the Effective Date.

26.	Article X of the Plan is modified to extend the deadline by which the Debtors shall assume or reject executory contracts and unexpired leases until the 30th day following the Effective Date.

27.	Any common stock issued by the Reorganized Debtor to Creditors pursuant to the Plan shall be exempt from registration as set forth in Section 1145 of the Bankruptcy Code.

28.	The Debtors are authorized, empowered and directed to enter into all agreements, and take whatever other steps are necessary, in order to effectuate the merger contemplated by the Plan.

29.	Pursuant to the Plan, all currently issued and outstanding stock in Centra presently held by Rako Capital Corporation is cancelled and shall be issued in favor of Stanford Venture Capital Holdings, Inc., or its assigns, and earmarked in favor of holders of Allowed General Unsecured Claims in accordance with Table 1 of the Disclosure Statement.

30.	During a Lock Up Period (as defined below), the holder of shares issued in respect of the Class 9 claims (“Shares”) shall not sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose, or enter into any commitment to do the foregoing (a “Transfer”), any such Shares. In order to effectuate this Order, the Reorganized Debtor may impose stop-transfer instructions with respect to all such Shares until the end of the Lock Up Period. The term “dispose” includes, but is not limited to, the act of selling, assigning, transferring, pledging, hypothecating, encumbering, mortgaging, giving and any other form of disposing or conveying, except involuntary transfers. As used herein, the “Lock Up Period” shall mean the period commencing on the date on which the Company makes a firm commitment underwritten public offering of its capital stock pursuant to a registration statement filed under the Securities Act of 1933, as amended, and ending on the date that is 180 days thereafter.

31.	The Plan is modified to delete the release language relating to the Limited Liability Parties beginning on page 22 of the Plan and concluding on page 23 of the Plan.

32.	Any objections to this Order must be filed and served by 4:00 o’clock p.m., C.S.T. on September 24, 2004 at Objections shall be in writing and shall be filed with the Clerk of the Bankruptcy Court, P.O. Box 3097, Fayetteville, Arkansas 72702, with a copy served upon Jill R. Jacoway, Esquire, Jacoway Law Firm, LTD., P.O. Drawer 3456, Fayetteville, Arkansas 72702 and Robert A. Schatzman, Esquire, Adorno & Yoss, P.A., 2601 South Bayshore Drive, Suite 1600, Miami, Florida 33131. Any objections by creditors or other parties-in-interest to any of the provisions of this Order shall be deemed waived unless timely filed and served. Hearings on objections, if any, shall be held September 27, 2004 at 2:00 o’clock p.m. at the Federal Courthouse at Mountain and College in Fayetteville, Arkansas. In the event this Court modifies any provision of this Order following such further hearing, this Order shall remain in full force and effect except as specifically amended or modified at such hearing.

IT IS SO ORDERED.

Hon. Judge Richard D. Taylor
United States Bankruptcy Judge

Dated: September 14, 2004

MAIL DISTRIBUTION:

Ms. Jill Jacoway, Attorney

Jacoway Law Firm, Ltd.

P.O. Drawer 3456

Fayetteville, AR 72702

Mr. Jim Hollis

U.S. Trustee’s Office

Bank of American Building

200 West Capitol Avenue, Ste. 1200

Little Rock, AR 72701

Mr. William M. Clark, Jr.

Attorney for First National Bank

CYPERT, CROUCH, CLARK & HARWELL

P.O. Box 1400

Springdale, AR 72765-1400

Mr. Buck C. Gibson

Attorney for First Security Bank

MILLAR GIBSON, P.A.

P.O. Box 1406

Searcy, AR 72145-1406

Mr. Steven J. Solomon

Mr. Robert A. Schatzman

ADORNO & YOSS

2601 S. Bayshore Drive, Suite 1600

Miami, FL 33133

Mr. Charles T. Coleman

Attorney for Daimler Chrysler

WRIGHT, LINDSEY & JENNINGS

200 W. Capitol, Suite 2200

Little Rock, AR 72201

Mr. Clinton D. McGue

Attorney for Ford Motor Creditor

NIXON & LIGHT

400 W. Capitol, Suite 2940

Little Rock, AR 72201

Mr. Mark W. Hodge

Attorney for CIT Group

CHISENHALL, NESTRUD & JULIAN, P.A.

400 W. Capitol Avenue, Suite 2840

Little Rock, AR 72201

Mr. Charles S. Trantham

Attorney for Union Planters Bank, N.A.

P.O. Box 1723

Fayetteville, AR 72702-1723

Mr. John T. Hardin

Attorney for Edwin Ballou

ROSE LAW FIRM

120 E. 4th Street

Little Rock, AR 72201

Mr. Ben T. Barry

Attorney for All Terrain Directional Boring

PRYOR, ROBERTSON & BARRY, PLLC

P.O. Drawer 848

Fort Smith, AR 72902-0484

Ms. Kimberly Wood Tucker

Attorney for American Express

WRIGHT, LINDSEY & JENNINGS

200 W. Capitol, Suite 2200

Little Rock, AR 72201

Mr. David B. Kaufman

Attorney for the AR Dept. of Finance

P.O. Box 1272

Little Rock, AR 72203-1272

Ms. Josh Sanford

Attorney for Arkansas Vermeer Sales & Services

P.O. Box 39

Russellville, AR 72811

Mr. Marcus W. Van Pelt

Attorney for Cable Express Contracting, Inc.

CYPERT, CROUCH, CLARK & HARWELL

P.O. Box 1400

Springdale, AR 72765-1400

Mr. Rex D. Rainach

Attorney for Century Tel of NW Arkansas

3622 Government Street

Baton Rouge, LA 70806-5720

Ms. Martha Jett McAlister

Attorney for CitiCapital Technology Finance

EICHENBAUM LAW FIRM

124 W. Capitol, Suite 1400

Little Rock, AR 72201-3736

Mr. Clairbourne Watkins Patty, Jr.

Attorney for D.G. & Sons, Inc.

PATTY LAW FIRM

P.O. Box 5312

North Little Rock, AR 72119

Ms. Amy Estes

Attorney for DC Financial Services, Inc.

ESTES & GRAMLING, PLC

P.O. Drawer 3710

Fayetteville, AR 72702

Mr. Stephen P. Hale

Attorney for DaimlerChrysler

HALE, HEADRICK, DEWEY & WOLF

200 Jefferson, Suite 1450

Memphis, TN 38103

Ms. Jennifer Powers Himes

Attorney for Daimler Chrysler Services

HUSCH & EPPENBERGER, LLC

200 Jefferson, Suite 1450

Memphis, TN 38103

Mr. Joseph F. Kolb

Attorney for GMAC

BARBER, McCASKILL, JONES & HALE

400 W. Capitol Avenue, Suite 2700

Little Rock, AR 72201-3734

Mr. Robert D. Teague

Attorney for Randy J. Hawthorn

BOYER, SCHRANTZ, RHOADS & TEAGUE

221 N. 3rd Street

Rogers, AR 72756

Ms. Deborah J. Groom

Attorney for the IRS

U.S. Attorney’s Office

P.O. Box 1524

Fort Smith, AR 72902-1524

Ms. Paige E. Young

Attorney for J. Johnson Construction Co., Inc.

PEARSON LAW FIRM

9 North College

Fayetteville, AR 72701

Ms. Susan Pyle Williams

Attorney for LaRue Contractor, Inc.

NEWLAND & ASSOCIATES, PLLC

#10 Corporate Hill Dr., #330

Little Rock, AR 72205

Mr. Gary L. Barnhart

Attorney for the Missouri Dept. of Revenue

P.O. Box 475

Jefferson City, MO 65105-0475

Mr. Scott E. Wray

Attorney for Professional Business Systems

BASSETT LAW FIRM

P.O. Box 3618

Fayetteville, AR 72702-3618

Mr. Ronald L. Boyer

Attorney for Regions Bank

BOYER, SCHRANTZ, RHOADS & TEAGUE

221 N. 3rd Street

Rogers, AR 72756

Mr. Stanley V. Bond

Attorney for Reitler Brown, LLC

P.O. Box 893

Fayetteville, AR 72702-0893

Ms. Constance Clark

Attorney for Simmons First Bank

DAVIS, WRIGHT, CLARK, BUTT & CARITHERS

P.O. Box 1688

Fayetteville, AR 72702-1688

Mr. Lee Kuykendall

Attorney for Stanford Venture Capital Holdings

P.O. Box 184

Fort Smith, AR 72902-0184

Mr. Ralph W. Waddell

Attorney for Union Planters Bank

BARRETT & DEACON

P.O. Box 1700

Jonesboro, AR 72403-1700

Mr. George E. Butler, Jr.,

Attorney for Washington County Tax Collector

280 N. College

Fayetteville, AR 72701

Mr. Wade A. Williams

Attorney for Williams Tractor, Inc.

P.O. Box 3039

Holiday Island, AR 72631-3039